Exhibit (h)(1)

ADMINISTRATION AGREEMENT

BOFA FUNDS SERIES TRUST

This ADMINISTRATION AGREEMENT (the “Agreement”) is amended and restated effective as of May 1,2010 by and between BOFA ADVISORS, LLC, a Delaware limited liability company (“BofA Advisors”) and BOFA FUNDS SERIES TRUST, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained BofA Advisors to render certain administrative services for the investment portfolios of the Trust listed on Schedule A (individually, a “Fund” and collectively, the “Funds”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment. The Trust hereby appoints BofA Advisors to act as Administrator of the funds, and BofA Advisors hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Trust or BofA Advisors, each new investment portfolio established in the future by the Trust shall automatically become a “Fund” for all purposes hereunder as if listed on Schedule A.

2. Delivery of Documents. The Trust has furnished BofA Advisors with copies properly certified or authenticated of each of the following:

(a) The Trust’s registration statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. 333-163352 and 811-22357), as filed with the Securities and Exchange Commission (the “SEC”) relating to the Funds’ shares of beneficial interest (the “Shares”);

(b) The Funds’ most recent prospectus(es); and

(c) The Funds’ most recent statement(s) of additional information.

The Trust will furnish BofA Advisors from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide BofA Advisors with any other documents that BofA Advisors may reasonably request and will notify BofA Advisors as soon as possible of any matter materially affecting BofA Advisors’ performance of its services under this Agreement.

3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, BofA Advisors, as Administrator, will assist in supervising various aspects of the Trust’s administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

(a) (Maintain office facilities for the Trust (which may be in the offices of BofA Advisors or a corporate affiliate);

(b) Furnish clerical services, internal executive and administrative services and stationery and office supplies in connection with the foregoing;

(c) Assist in furnishing statistical and research data and data processing services in connection with the foregoing;

(d) Furnish corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board of Trustees meetings;

(e) Provide the services by certain persons who may be appointed as officers of the Trust by the Trust’s Board of Trustees;

(f) Assist in coordinating the provision of legal advice and counsel to the Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in connection with any litigation in which the Trust is involved;

(g) Prepare and file timely the certified final versions of the annual and semi-annual report on Form N-CSR;

(h) Coordinate the preparation and filing of the Funds’ voting records on Form N-PX;

(i) File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year so long as such reports are required and thereafter, following implementation by the Funds’ of the filing requirements under Rule 30b 1-7 under the 1940 Act, file monthly schedules of portfolio holdings on Form N-MFP, and, as applicable, assist the Funds in posting and maintaining required schedules of investments and related information on their website;

(j) Assist in coordinating the preparation of reports to the Trust’s shareholders of record and the SEC including, but not necessarily limited to, annual reports and semi-annual reports to shareholders and on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act;

(k) Coordinate with the Trust regarding the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, be responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Trust or any Fund as a dealer or broker shall be made or reimbursed by the Trust or that Fund, respectively;

(l) Assist in the preparation and filing on a timely basis of various reports, registration statements and post-effective amendments thereto, and other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Funds’ adviser, sub-advisers, transfer agent, sub-administrator or custodian;

(m) Administer the implementation and required distribution of the Trust’s privacy policy as required under Regulation S-P;

(n) Implement and maintain a disaster recovery program for the Trust’s records, and a business continuity plan;

(o) Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

(p) Perform certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board of Trustees;

(q) Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder (i) is, to the best of BofA Advisors’ knowledge, true and complete when given and (ii) is properly recorded, processed, summarized, or reported by BofA Advisors or its affiliates on behalf of the Trust so that it may be included in financial information certified by Trust officers on Form N-CSR and Form N-Q;

(r) Accumulate information for reports to the Trust’s shareholders of record and the SEC including, but not necessarily limited to, annual reports and semi-annual reports to shareholders and on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act;

(s) Prepare and file on a timely basis the Trust’s tax returns, including foreign, federal, state, local and excise tax returns, as applicable, and any other tax filings, and issue all tax-related information to shareholders, including IRS Form-1099 and other applicable tax forms;

(t) Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters;

(u) Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-l and I7d-1 under the 1940 Act at the expense of the Trust and Funds and ensure that such fidelity bonds and any related notices are filed with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

(v) Monitor the development and implementation of certain compliance procedures for the Trust including, but not limited to, monitoring: (i) each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, including performing, on a monthly basis and based upon information provided by the Fund’s adviser or sub-advisers, the 90% gross income and asset diversification tests derived from such Sub-Chapter; and (ii) compliance by each Fund with its investment objective, policies and restrictions, and applicable laws and regulations;

(w) Prepare and furnish to the Trust monthly broker security transaction summaries and monthly security transaction listings and (at the Trust’s request) performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

(x) Assist the Trust and its agents in their accumulation and preparation of materials for the Board of Trustees* meetings and for regulatory examinations and inspections of the Trust, to the extent such materials relate to the services being performed for the Trust by BofA Advisors;

(y) Coordinate and oversee the provision of services to the Trust by other service providers to the Trust, including the transfer agent, sub-administrator and custodian;

(z) Generally assist in all aspects of the Trust’s operations; and

(aa) Monitor, budget and approve Fund expenses.

In performing all services under this Agreement, BofA Advisors shall: (i) act in conformity with the Trust’s Amended and Restated Declaration of Trust, the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time, and the Trust’s Registration Statement, as such Registration Statement may be amended from time to time; (ii) provide such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring compliance with, applicable laws, regulations, codes, orders and rules; (iii) consult and coordinate with the Trust, as necessary and appropriate; and (vi) advise and report to the Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention.

It is understood and agreed that BofA Advisors may, at its own expense, delegate the performance of any and all of its duties under this Paragraph 3 to another service provider, provided that each such service provider agrees with BofA Advisors to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder and provided further that no such delegation shall relieve BofA Advisors of its responsibilities hereunder.

4. Compensation. BofA Advisors shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 4(b) below.

(a) BofA Advisors will from time to time employ or associate with such person or persons as BofA Advisors may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both BofA Advisors and the Trust, The compensation of such person or persons shall be paid by BofA Advisors and no obligation shall be incurred on behalf of the Trust in such respect.

(b) BofA Advisors shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with BofA Advisors; outside auditing expenses, including tax preparation; outside legal expenses; fees of independent pricing services utilized by BofA Advisors to value each Fund’s assets; fees of any other service provider to the Trust (other than a sub-administrator engaged pursuant to Paragraph 3); or other expenses not specified in this Section 4 which may be properly payable by the Trust and which are approved by the Trust’s President, Chief Financial Officer or Treasurer.

(c) The Trust will compensate BofA Advisors for its services rendered pursuant to this Agreement in accordance with Schedule B. In addition, the Trust shall reimburse BofA Advisors for certain reasonable out-of pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule B,

5.	Limitation of Liability; Indemnification.

(a) BofA Advisors shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from BofA Advisors’ or its agents’ willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

(b) The Trust, on behalf of each Fund, will indemnify BofA Advisors against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or negligence of BofA Advisors or its agents in the performance of such obligations and duties or by reason of their reckless disregard thereof. BofA Advisors will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust’s prior written consent. Any amounts payable by the Trust under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Trust.

6.	Effective Date; Termination of Agreement.

(a) This Agreement shall become effective on the date of its execution. This Agreement shall remain in full force and effect with respect to such Fund(s) unless terminated pursuant to the provisions of Section 6(b).

(b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days’ written notice, by vote of the Board of Trustees of the Trust, or by BofA Advisors. BofA Advisors will cooperate with and assist the Trust, its agents and any successor administrator or administrators in any substitution/conversion process.

(c) Sections 5 and 8 shall survive this Agreement’s termination.

7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

8. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and BofA Advisors’ customers that are exchanged or received pursuant to the performance of BofA Advisors’ duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of BofA Advisors’ responsibilities and duties hereunder.

9. Service to Other Companies or Accounts. The Trust acknowledges that BofA Advisors now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as distributor, investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and the Trust has no objection to BofA Advisors so acting. The Trust further acknowledges that the persons employed by BofA Advisors to assist in the performance of their duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of BofA Advisors or any affiliate of BofA Advisors to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or BofA Advisors shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Trust;

BOFA FUNDS SERIES TRUST

100 Federal Street

Boston, MA 02110

Attention: Secretary

To BofA Advisors:

BOFA ADVISORS, LLC

100 Federal Street

Boston, MA 02110

Attention: President

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other parties,

(c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument,

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

BOFA ADVISORS, LLC

By:	/s/ Jeffrey R. Coleman
Name: Jeffrey R. Coleman
Title: Managing Director

BOFA FUNDS SERIES TRUST

By:	/s/ Michael J. Pelzar
Name: Michael J. Pelzar
Title: President

SCHEDULE A

BOFA FUNDS SERIES TRUST:

1.   BofA California Tax-Exempt Reserves

2.   BofA Cash Reserves

3.   BofA Connecticut Municipal Reserves

4.   BofA Daily Cash Reserves

5.   BofA Government Plus Reserves

6.   BofA Government Reserves

7.   BofA Massachusetts Municipal Reserves

8.   BofA Money Market Reserves

9.   BofA Municipal Reserves

10. BofA New York Tax-Exempt Reserves

11. BofA Tax-Exempt Reserves

12. BofA Treasury Reserves

SCHEDULE B

For services rendered pursuant to this Agreement, the Trust will pay BofA Advisors, an administration fee, computed daily and payable monthly, based on an annual rate of each Fund’s daily net assets equal to (i) the amount listed under the caption “Administration Fee” in the tables below for the Fund less (ii) the amount paid by the Fund to State Street Bank and Trust Company (“State Street”) pursuant to the Accounting Services Agreement and the Financial Reporting Services Agreement during the period, but excluding amounts paid to State Street as reimbursement for out-of-pocket expenses and charges, including fees payable to third parties, such as for pricing the Fund’s portfolio securities, incurred in the performance of services by State Street under such Agreements.

Fund	Administration Fee
BofA Daily Cash Reserves	0.15%

	Administration Fee- Annualized Rate
Fund	$0 to $125 billion of Assets	Next $50 billion of Assets	Next $50 billion of Assets	Over $225 billion of Assets
0.10% 0.05% 0.02% 0.02%
BofA California Tax-Exempt Reserves
BofA Cash Reserves
BofA Connecticut Municipal Reserves
BofA Government Reserves
BofA Massachusetts Municipal Reserves	0.10%	0.05%	0.02%	0.02%
BofA Money Market Reserves
BofA Municipal Reserves
BofA New York Tax-Exempt Reserves
BofA Tax-Exempt Reserves
BofA Treasury Reserves

BofA Government Plus Reserves	0.067%	0.02%	0.02%	0.02%

*	For purposes of determining the breakpoint level, “Assets” are the sum of the assets of BofA California Tax-Exempt Reserves, BofA Cash Reserves, BofA Connecticut Municipal Reserves, BofA Daily Cash Reserves, BofA Government Reserves, BofA Massachusetts Municipal Reserves, BofA Money Market Reserves, BofA Municipal Reserves, BofA New York Tax-Exempt Reserves, BofA Tax-Exempt Reserves, BofA Treasury Reserves and BofA Government Plus Reserves.

In addition to the asset-based fee set forth above, the Trust shall reimburse BofA Advisors and any sub-administrator engaged pursuant to Paragraph 3 for reasonable out-of-pocket expenses incurred by them in connection with the performance of their respective duties hereunder.

Reimbursable out-of-pocket expenses shall include the following: reasonable costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services, and forms and supplies and such other out-of-pocket expenses as the parties may agree to from time to time.